Exhibit 99.1

Contacts:
Elise Caffrey Investor Relations iRobot Corp. (781) 418-3003 ecaffrey@irobot.com	Nancy Smith Media Relations iRobot Corp. (781) 418-3323 nsmith@irobot.com
iRobot Reports Record Fourth-Quarter and Full-Year 2007 Results
Revenue Up 62 Percent for the Quarter, 32 Percent for the Year
BURLINGTON, Mass., Feb. 19, 2008 — iRobot Corp. (NASDAQ: IRBT) today announced its financial results for the fourth fiscal quarter and fiscal year ended Dec. 29, 2007.
“I am pleased to report another record quarter of top and bottom line growth for the company,” said Colin Angle, chief executive officer of iRobot. “We delivered our fourteenth consecutive quarter of year-over-year revenue growth and the highest quarterly and annual revenue in the company’s history. The top line results were driven by a very successful holiday season for our new iRobot® Roomba® 500 Series robot and a very strong contribution from our Government & Industrial Robots division.
“In 2007, we demonstrated our ability to sustain growth in both divisions and laid the foundation for continued growth in 2008 and beyond. We exited the year with excellent momentum and good visibility, and we are better positioned than any other year in our history. We have an achievable plan for another year of top line growth, gross margin expansion, operating scalability and improved profitability.”
     Financial Highlights:
•	Revenues for the fourth quarter of 2007 grew to $98.7 million, compared with $61.1 million for the same quarter one year ago. Revenues for the fiscal year ended Dec. 29, 2007, increased to $249.1 million, compared with $189.0 million for fiscal 2006.

•	Gross profit for the fourth quarter was $36.1 million (36.6 percent of sales), compared with $22.8 million (37.3 percent of sales) in the fourth quarter of 2006. Gross profit for the fiscal year ended Dec. 29, 2007, was $82.6 million (33.2 percent of sales), compared with $69.7 million (36.9 percent of sales) for the same period a year ago.

•	Net profit in the fourth quarter of 2007 was $20.7 million compared with net loss in the fourth quarter of 2006 of $1.8 million. Net income for the fiscal year ended Dec. 29, 2007, increased to $9.1 million, compared with $3.6 million for fiscal 2006. The 2007 quarterly and annual results include an $8.6 million tax benefit, largely associated with the release of federal deferred tax allowances.

Business Highlights & Developments:
•	iRobot was awarded the xBot contract, a $286 million Indefinite-Delivery/Indefinite-Quantity (IDIQ) contract from the U.S. Army Program Executive Office for Simulation, Training, and Instrumentation (PEO STRI), on behalf of the Robotic Systems Joint Project Office at Redstone Arsenal, Ala. Under the terms of the contract, the Army could order up to 3,000 military robots, spare parts, training and repair services over the next five years.

•	iRobot announced that federal courts in Massachusetts and Alabama entered judgments in favor of iRobot and all disputes with former employee Jameel Ahed and his company, Robotic FX, Inc., have been settled. In August, iRobot filed two lawsuits against Ahed and Robotic FX: the Alabama action was for patent infringement, and the Massachusetts action was for trade secret misappropriation.

•	iRobot announced that the U.S. Army accelerated its testing schedules for iRobot’s Future Combat Systems (FCS) Small Unmanned Ground Vehicle (SUGV) robot development program. The updated plan calls for iRobot to deliver a total of 25 FCS SUGV robots by April 2008. The Army Evaluation Task Force (AETF) will begin evaluation and testing of the robots in May 2008. This effort is intended to provide an early capability of SUGV to soldiers in the field. The SUGV Systems Development and Demonstration program will continue to mature the SUGV with its full network capability.

•	In addition to generating record revenue for the quarter, sell through of Roomba vacuuming robots was up more than 10 percent over the same period a year ago despite widely reported weakness in general retail. Inventory in retail stores is at a good post-holiday level, and momentum is continuing in 2008.
Financial Expectations
“For 2008 we are expecting revenue growth of 20 percent to 25 percent over our record 2007 and pre-tax net income in the range of $8 million to $10 million,” Angle said. “We will review the guidance in more detail and provide additional metrics on our earnings conference call.”

(In Millions)

Revenue Gross Margin Stock Comp Expense Pre-tax net income	$300 – $310 36% – 37% $6.5 – $7 $8 – $10
This outlook represents management’s view as of Feb. 19, 2008. Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

Fourth-Quarter and Full Year Conference Call
iRobot will host a conference call tomorrow at 8:30 a.m. EST to discuss its financial results for the fourth fiscal quarter and full year 2007, business outlook, and outlook for future financial performance. Pertinent details include:
Date: Wednesday, Feb. 20, 2008
Time: 8:30 a.m. EST
Call-In Number: 719-325-4855
A live, audio broadcast of the conference call also will be available at http://investors.irobot.com/events.cfm. An archived version of the broadcast will be available on the same Web site shortly after the conclusion of the live event. A replay of the telephone conference call will be available and can be accessed by dialing 719-457-0820, access code 8088134.
About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE™ Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations concerning future financial performance, investments in and expansion of its business, product development and testing plans, introduction and marketing plans, and demand for and market acceptance of its products. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market, fluctuations in our operating results and the seasonality of our business, our ability to enhance our current consumer robots or develop new consumer robots, our dependence on the U.S. federal government and government contracts, our ability to expand our product offering beyond our current markets, market acceptance of our products, our ability to manage our rapid growth, changes in government policies or spending priorities and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.

iRobot Corporation
Consolidated Statement of Operations
(in thousands, except per share amounts)

	For the three months ended		For the twelve months ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
	(unaudited)		(audited)
Revenue
Product revenue	$93,308	$56,378	$227,457	$167,687
Contract revenue	5,432	4,760	21,624	21,268

Total	98,740	61,138	249,081	188,955

Cost of Revenue
Product revenue	57,779	33,953	147,689	103,651
Contract revenue	4,827	4,403	18,805	15,569

Total	62,606	38,356	166,494	119,220

Gross Profit	36,134	22,782	82,587	69,735

Operating Expense
Research & development	4,008	6,079	17,082	17,025
Selling & marketing	14,786	14,772	44,894	33,969
General & administrative	4,045	4,629	20,919	18,703
Litigation & related expenses	1,677	—	2,341	—

Total	24,516	25,480	85,236	69,697

Operating income (loss)	11,618	(2,698)	(2,649)	38
Other income, net	488	984	3,151	3,831

Pre-tax income (loss)	12,106	(1,714)	502	3,869
Income tax expense (benefit)	(8,609)	69	(8,558)	304

Net income (loss)	$20,715	$(1,783)	$9,060	$3,565

Net income (loss) per common share:
Basic	$0.85	$(0.08)	$0.37	$0.15
Diluted	$0.81	$(0.08)	$0.36	$0.14

Shares used in Per Common Share Calculations:
Basic	24,448	23,697	24,229	23,516
Diluted	25,519	23,697	25,501	25,601

Stock-based compensation included in above figures:
Cost of product revenue	$171	$111	$692	$326
Cost of contract revenue	94	84	386	267
Research & development	125	105	377	376
Selling & marketing	241	150	1,074	389
General & administrative	665	357	2,182	1,211

Total	$1,296	$807	$4,711	$2,569

iRobot Corporation
Condensed Consolidated Balance Sheet
(audited, in thousands)

	December 29,	December 30,
	2007	2006

Assets

Cash and equivalents	$26,735	$5,583
Short term investments	16,550	64,800
Accounts receivable, net	47,681	28,510
Unbilled revenues	2,244	1,961
Inventory, net	45,222	20,890
Deferred tax assets	5,905	—
Other current assets	2,268	2,863

Total current assets	146,605	124,607
Property, plant and equipment, net	15,694	10,701
Deferred tax assets	4,293	—
Other assets	2,500	—

Total assets	$169,092	$135,308

Liabilities and stockholders’ equity

Accounts payable	$44,697	$27,685
Accrued expenses	7,987	7,020
Accrued compensation	4,603	5,227
Deferred revenue	1,578	457

Total current liabilities	58,865	40,389

Stockholders’ equity	110,227	94,919

Total liabilities and stockholders’ equity	$169,092	$135,308

iRobot Corporation
Supplemental Information
(unaudited)

	For the three months ended		For the twelve months ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006

Revenues by business unit (in thousands):
Home Robots	$73,526	$41,887	$144,483	$112,430
Government & Industrial	25,214	19,251	104,598	76,525

	$98,740	$61,138	$249,081	$188,955

Units shipped by business unit:
Home Robots (in thousands)	442	267	899	725
Government & Industrial	108	120	471	385